EXHIBIT 99.1

CONSOL Provides a Preliminary Update for the Second Quarter of 2020

Canonsburg, PA – July 14, 2020 – CONSOL Energy Inc. (NYSE: CEIX) and CONSOL Coal Resources LP (NYSE: CCR) today provided an update on their second quarter 2020 operational performance and cash management efforts as well as their ongoing response to the COVID-19 pandemic.

CEIX implemented several operating protocols at its mine sites to reduce the risk of spread of COVID-19, including increased sanitation efforts and idling mine locations if needed. Given the significant reduction in US and global economic activity, several of our customers deferred tonnage and/or partially bought out of their contracted positions. As a result, we ended the second quarter of 2020 with sales of 2.3 million tons (CCR’s share of 0.6 million tons). In response to the decrease in demand for coal, the company took several steps to minimize its cash burn, as several of our customers have been negatively impacted by the effects of the COVID-19 pandemic. The Enlow Fork mine was largely idled during the second quarter, and the Bailey mine ran at a significantly reduced capacity. We completed contract buyouts of $30.1 million (CCR’s share of $7.5 million) in the second quarter of 2020, which brings our year-to-date contract buyout total to $41.0 million (CCR’s share of $10.2 million), as of June 30, 2020. We continue to work very closely with our customers to manage this unprecedented demand decline.

On the cash management front, CEIX ended the second quarter of 2020 with approximately $33 million of cash and cash equivalents on hand, compared to $78 million at the end of the first quarter of 2020. We also do not have any borrowings (excluding letters of credit) on our $400 million credit facility. Notable cash outflows during the quarter included approximately $19 million in cash interest payments (including semi-annual payment of approximately $10 million for our Second Lien), approximately $14 million in mandatory payments on our Term Loan A, Term Loan B and finance leases and approximately $8 million in transaction costs related to the recently completed amendment on our credit agreement.

“Despite the continued challenges for the coal markets in the second quarter, we are encouraged by recent trends in the marketplace,” said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. “As of now, we believe that May was the bottom for our coal shipments. June shipments were improved compared to May, and month-to-date July shipments indicate a significant improvement compared to June. Earlier this week, we also brought back one longwall at our Enlow Fork mine and are running the Bailey mine at a reduced capacity. Throughout the recent turmoil, I continue to be extremely impressed with the resilience of our team. We’ve adjusted our operating schedules to better align with market demand, reduced spending at both the operation and corporate levels, successfully negotiated multiple contract buyouts and amended our $400 million revolving credit facility in the second quarter to maintain access to liquidity. During these challenging times, we remain focused on protecting our balance sheet and liquidity.”

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~669 million reserve tons associated with the Pennsylvania Mining Complex and the ~21 million reserve tons associated with the Itmann project, the company also controls approximately 1.5 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE: CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE: CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines—Bailey, Enlow Fork and Harvey—and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high Btu North Appalachian thermal coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:

Nathan Tucker, (724) 416-8336

nathantucker@consolenergy.com

Media:

Zach Smith, (724) 416-8291

zacherysmith@consolenergy.com

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc. and CONSOL Coal Resources LP